Exhibit 10.6

Exclusive Technology Development, Consulting and Service Agreement

Beijing Glorywolf Co., Ltd.

And

Beijing Huapin Borui Network Technology Co., Ltd.

Table of Contents

Article		Page
I.	Technology Development, Consulting and Services; Sole and Exclusive Interests	1

II.	Calculation and Payment of Fees	2

III.	Representations and Warranties	3

IV.	Confidentiality	3

V.	Indemnity	4

VI.	Effectiveness and Term	4

VII.	Termination	4

VIII.	Dispute Resolution	5

IX.	Force Majeure	5

X.	Notices	6

XI.	Transfer	6

XII.	Severability	6

XIII.	Modification and Supplement	6

XIV.	Governing Law	6

Annex I		1

This Exclusive Technology Development, Consulting and Service Agreement (hereinafter referred to as this “Agreement”) is made and entered into as of this 10th day of February, 2017, by and between:

A

Beijing Glorywolf Co., Ltd., a limited liability company duly organized and existing under the laws of the People’s Republic of China, with its registered address at Room 303, TPV Tower, 8 Taiyanggong Middle Road, Chaoyang District, Beijing (hereinafter referred to as “Party A”); and

B

Beijing Huapin Borui Network Technology Co., Ltd., a limited liability company duly organized and existing under the laws of the People’s Republic of China, with its registered address at Room 302, TPV Tower, 8 Taiyanggong Middle Road, Chaoyang District, Beijing (hereinafter referred to as “Party B”);

In this Agreement, Party A and Party B shall be referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS

1

Party A is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter referred to as the “PRC”) and has the resources and qualifications for technology development, consulting and services;

2

Party A agrees to provide technology development, consulting and related services to Party B, while Party B agrees to accept the technology development, consulting and related services provided by Party A.

NOW, THEREFORE, the Parties have reached consensus on the provision of technology consulting and related services through friendly negotiation. In order to specify the rights and obligations of the Parties, they hereby enter into this Agreement for joint compliance.

I.	Technology Development, Consulting and Services; Sole and Exclusive Interests

1.

During the term hereof, Party A agrees to serve as the provider of technology development, consulting and services to Party B in accordance with the terms and conditions hereof (see Annex I for details).

2.

Party B agrees to accept the technology development, consulting and services provided by Party A. Party B further agrees that, except with Party A’s prior written consent, during the term hereof, Party B may not accept the same or similar technology development, consulting and services provided by any third party in connection with the foregoing business.

Exclusive Technology Development, Consulting and Service Agreement	1

3.

Party A shall have sole and exclusive interests in any rights and interests arising out of the performance of this Agreement, including but not limited to the relevant ownership, copyright, patent rights and other intellectual property rights, know-hows, trade secrets, among others, whether developed by Party A or by Party B based on Party A’s original intellectual property rights.

II.	Calculation and Payment of Fees

1.

The Parties agree that Party B shall pay Party A on a quarterly basis the technology development, consulting and service fees hereunder (hereinafter referred to as the “Consulting and Service Fees”), which shall be verified by the Parties based on the actual service content. In principle, the Consulting and Service Fees shall be the balance of Party B’s total revenue less the total expenses, but the specific amount of the Consulting and Service Fees may be separately determined by the Parties through negotiation. Party B shall, within thirty (30) days after the end of each quarter, provide Party A with Party B’s management statements and operating data for such quarter, including Party B’s net revenue for such quarter.

2.	The amount of the Consulting and Service Fees shall be determined based on the following factors:

(a)	The difficulty of technology development and the complexity of consulting and management services;

(b)	The time required by Party A to provide such technology development, consulting and management services; and

(c)	Specific content and commercial value of technology development, consulting and management services.

3.

The Consulting and Service Fees shall be in the amount approved by the boards of directors of Party A and its ultimate overseas controlling parent company Kanzhun Limited (the “Offshore Company”) (which shall include the consent of the directors (the “Investor Directors”) appointed by the preferred shareholders of the Offshore Company). Any adjustment and change to the Consulting and Service Fees shall be subject to the approval of the boards of directors of Party A and the Offshore Company (which shall include the consent of the Investor Directors (if any)).

Exclusive Technology Development, Consulting and Service Agreement	2

4.

Within thirty (30) days after the end of each year, Party B shall provide Party A with the financial statements and all business records, business contracts and financial information for such year. If Party A queries the financial information provided by Party B, it may appoint a reputable independent accountant to audit the relevant information, while Party B shall cooperate.

III.	Representations and Warranties

1.	Party A hereby represents and warrants that:

(a)	It is a company duly incorporated and validly existing under the laws of the PRC.

(b)

It executes and performs this Agreement within its corporate power and business scope; it has taken the necessary corporate actions and appropriate authorizations and has obtained the consents and approvals of third parties and governmental authorities and does not violate the legal and contractual restrictions that are binding or have an impact on it.

(c)	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of Party A, enforceable against it according to the terms hereof.

2.	Party B hereby represents and warrants that:

(a)	It is a company duly incorporated and validly existing under the laws of the PRC.

(b)

It executes and performs this Agreement within its corporate power and business scope; it has taken the necessary corporate actions and appropriate authorizations and has obtained the consents and approvals of third parties and governmental authorities and does not violate the legal and contractual restrictions that are binding or have an impact on it.

(c)	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of Party B, enforceable against it according to the terms hereof.

IV.	Confidentiality

1.

Party B agrees to use all reasonable confidentiality measures to keep confidential the confidential data and information (hereinafter referred to as “Confidential Information”) that Party B knows or has access to as a result of receiving the exclusive technology development, consulting and services from Party A; without the prior written consent of Party A, Party B shall not disclose, give or transfer such Confidential Information to any third party. Upon termination hereof, Party B shall return any document, material or software containing the Confidential Information to Party A as required by Party A, or destroy the same at its own discretion, delete any Confidential Information from any relevant memory device, and shall not continue to use such Confidential Information.

Exclusive Technology Development, Consulting and Service Agreement	3

2.	The Parties agree that, this Article will survive, no matter whether this Agreement is modified, rescinded or terminated.

V.	Indemnity

Party B shall fully indemnify Party A for any loss, damage, obligation and/or expense arising as a result of any lawsuit, claim or other requests against Party A resulting or arising from the content of the technology development, consulting and services requested by Party B, and hold harmless Party A from any damage and loss caused to Party A due to the acts of Party B or due to any third party claim brought on account of Party B’s acts, except where the foregoing lawsuit, claim or other requests arise as a result of the intentional misconduct or gross negligence of Party A.

VI.	Effectiveness and Term

1.

This Agreement is executed and effective as of the date first above written. This Agreement shall remain in effect for a period of ten (10) years unless earlier terminated pursuant to the terms of this Agreement or the relevant agreement entered into between the Parties.

2.

Upon Party A’s written confirmation prior to the expiration of the term hereof, this Agreement may be extended for a period of ten (10) years or such other period as may be agreed upon by the Parties through negotiation.

VII.	Termination

1.	Termination on Expiration Date

This Agreement shall be terminated on the expiration date unless it is renewed in accordance with the relevant terms hereof.

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2.	Early Termination

During the term hereof, this Agreement may not be early terminated unless Party A goes bankrupt, or is dissolved or terminated according to law; if Party B goes bankrupt or is dissolved or terminated prior to the expiration date hereof, this Agreement shall be terminated automatically. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by giving thirty (30) days’ prior written notice to Party B.

3.	Surviving Terms

The rights and obligations of the Parties under Articles 4, 5 and 8 shall survive the termination hereof.

VIII.	Dispute Resolution

In case of any dispute between the Parties concerning the interpretation and performance of any provision hereof, the Parties shall resolve such dispute in good faith through negotiation. If, within thirty (30) days after one Party sends to the other Party a written notice requesting resolution of the dispute through negotiation, the Parties fail to reach an agreement on the resolution of the dispute, either Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Beijing and shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

IX.	Force Majeure

1.

“Force Majeure Event” means any event which is beyond the reasonable control of a Party and which is unavoidable despite the reasonable care of the affected Party, including but not limited to: act of government, natural force, fire, explosion, windstorm, flood, earthquake, tide, lightning, or war. However, lack of credit, capital or financing shall not be deemed as an event beyond the reasonable control of a Party. The Party affected by a Force Majeure Event that seeks to be released from its performance obligations hereunder shall promptly notify the other Party of the Force Majeure Event giving rise to such release and inform it of the steps required to be taken to complete such performance.

2.

When the performance hereof is delayed or prevented by a Force Majeure Event as defined above, the Party affected by the Force Majeure Event shall not be held liable hereunder, only to the extent of such delay or prevention. The Party affected by the Force Majeure Event shall take appropriate measures to reduce or eliminate the effect of such Force Majeure Event and shall endeavor to resume the performance of the obligations delayed or prevented by such Force Majeure Event. Once the Force Majeure Event is eliminated, the Parties agree to use their best efforts to resume performance hereof.

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X.	Notices

Unless a written notice is given to change the following address, any notice hereunder shall be delivered to the following address by hand or by registered mail. If the notice is sent by registered mail, the date of receipt stated on the receipt of the registered mail shall be the date of service; if sent by personal delivery, the notice shall be deemed served on the date of dispatch:

Party A: Beijing Glorywolf Co., Ltd.

Address: ******

Tel: ******

Attn: ******

Party B: Beijing Huapin Borui Network Technology Co., Ltd.

Address: ******

Tel: ******

Attn: ******

XI.	Transfer

Party B may not transfer its rights and/or obligations hereunder to any third party without the prior written consent of Party A.

XII.	Severability

If any provision hereof is invalid or unenforceable due to its inconsistency with the relevant laws, such provision shall be invalid or unenforceable only to the extent of the jurisdiction of the relevant laws and shall not affect the legal effect of the other provisions hereof.

XIII.	Modification and Supplement

This Agreement shall be modified and supplemented by the Parties in the form of a written agreement. Any amendment and supplement hereto executed by the Parties shall constitute an integral part hereof and have the same legal effect as this Agreement. This Agreement supersedes the Exclusive Technology Development, Consulting and Service Agreement entered into between the Parties as of June 22, 2016.

XIV.	Governing Law

This Agreement shall be governed by, and performed and construed in accordance with the laws of the PRC.

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This page is intentionally left blank to serve as the signature page

Beijing Glorywolf Co., Ltd. (seal)

By:	/s/ ZHAO Peng
Name:	ZHAO Peng
Title:	Legal Representative

Beijing Huapin Borui Network Technology Co., Ltd. (seal)

By:	/s/ ZHAO Peng
Name:	ZHAO Peng
Title:	Legal Representative

Signature page to Exclusive Technology Development, Consulting and Service Agreement

Annex I

Particulars of Technology Development, Consulting and Services

Party A will provide Party B with the following technology development, consulting and services:

1.

Research and develop relevant technologies required for Party B’s business; including developing, designing and producing database software, anti-virus software, user interface software and other relevant technologies used to store relevant business information and licensing such software to Party B;

2.

Provide the application and implementation of relevant technologies for the operation of Party B’s business, including but not limited to the general design scheme of the system, installation and debugging of the system and trial operation of the system;

3.

Be responsible for daily maintenance, monitoring, debugging and troubleshooting of computer network equipment, including timely entering user information into the database, or timely updating the database according to other business information provided by Party B from time to time, regularly updating the user interface and providing other related technical services;

4.

Provide consulting services for the purchase of relevant equipment, software and hardware systems required for Party B’s network operation, including but not limited to advising on the selection of various tools and software, application software and technology platforms, system installation and debugging, as well as the selection, model and performance of various hardware facilities and equipment that match them; provide technical consulting and technical solutions to technical questions raised by Party B on network equipment, technical products and software;

5.

Party A will provide appropriate training, technical support and assistance to Party B’s employees, including but not limited to: providing technical and skills training, such as the application and editing of various image processing software, customer services or technical training and other training; providing consulting and advice to Party B on the application of other online editing platforms and software, and assist Party B in compiling and collecting various information contents;

6.	Assist Party B in customer management and after-sales tracking services related to its business;

Annex I

7.	Provide government public relations services and assist Party B in communicating with relevant government authorities;

8.	Assist Party B in personnel management, including recommending technical backbone, selecting employees for vacant positions, and managing employees’ social insurance and salary and leave benefits;

9.

Impart to Party B and its employees the knowledge and experience in installation and operation of software system and equipment, and assist Party B in solving problems arising in the installation and operation of the system and equipment at any time;

10.	Assist Party B in recovering arrears, mortgages, guarantees and other amounts from customers according to Party B’s accounts receivable; and

11.	Provide other technical services and consulting as required for Party B’s business operations.

Annex I